Exhibit 6(c) - Management Agreement with RAD Management, LLC

1 PARTIES

This Management Agreement ("Management Agreement") is made between RAD Diversified REIT, Inc. hereinafter "RAD" a Maryland corporation having its principal place of business at 4115 West Spruce Street, Tampa, Florida 91730, and RAD Management, LLC, hereinafter "Manager" a Delaware Limited Liability Company having its principal place of business at _____________________; RAD and Manager are sometimes referred to individually as a "Party" and are collectively referred to as "Parties"; RAD is sometimes referred to as the "Company" or the "Corporation".

WHEREAS, RAD is a newly organized Maryland Corporation formed to acquire, reposition, renovate, lease and manage income-producing single-family residential and multi-family residential properties in select markets in the United States;

WHEREAS, Manager shall be directed by the President of RAD and reports to RAD's Board of Directors;

WHEREAS, several of the Manger's principals also serve as members of RAD's Board of Directors;

WHEREAS, Manager is empowered to make all necessary investment decisions in Manager's sole discretion, but subject to periodic review by RAD's Board of Directors;

WHEREAS, for the removal of confusion, Manager's and RAD's operations will be controlled by the many of the same people empowered to make all necessary investment and business decisions;

WHEREAS, this contract is not the product of an arm's length negotiation; and

WHEREAS, Manager will provide all necessary personnel, services and resources necessary for the Manager to perform its obligations and responsibilities in exchange for compensation as set forth in this Management agreement.

NOW THEREFORE, RAD and the Manager hereby agree as follows:

2 MANAGEMENT OF RAD

2.1 Services. During the term of this agreement, the Manager shall:

2.1.1 conduct day-to-day operations of RAD;

2.1.2 research and analyze investment opportunities;

2.1.3 invest in investment opportunities;

2.1.4 reposition and renovate real estate investment opportunities; and

2.1.5 lease and manage real estate acquired as investments.
2.2 Manager's Authority. RAD hereby grants Manager the authority to make all necessary investment acquisition, investment management, investment rehabilitation, and business decisions in Manager's sole discretion.

2.3 Limit on Manager's Authority. Manager shall not cause RAD to violate RAD's Bylaws, applicable securities law, the provisions of RAD's Regulation A filings as updated from time to time, or applicable tax laws.

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2.4 Term and Termination.

2.4.1 This Management Agreement shall commence on the date hereof and, unless sooner terminated in accordance with the terms hereof or by mutual written consent of the parties, shall remain in effect for 10 years.

2.4.2 A Party may terminate this Management Agreement immediately upon written notice to the other party if the non-terminating party:

2.4.2.1 becomes the subject of a petition in bankruptcy which is not withdrawn or dismissed within 60 days thereafter;

2.4.2.2 makes an assignment for the benefit of creditors; or

2.4.2.3 breaches any material obligation under this Management Agreement and fails to cure such breach within 30 days after delivery of notice thereof by the Manager.
2.5 Management Compensation.

2.5.1 Asset Management Fee. Beginning in the first calendar quarter of 2018, our Manager will receive a quarterly asset management fee, payable in arrears, equal to an annualized rate of 2.00% of RAD's combined net asset value. RAD's combined net asset value equals (i) the fair market value of all of RAD's real estate assets, as determined by the Board, less (ii) the fair market value of all RAD's real estate liabilities.

The asset management fee is payable independent of the performance of RAD's investments. The asset management fee shall be calculated by Manager within 5 days after the end of each calendar quarter and such calculation shall be promptly delivered to RAD. RAD shall pay the quarterly installment of the asset management fee calculated for that calendar quarter in cash within five business days after delivery to RAD of the written statement of Manager setting forth the computation of the asset management fee for such quarter.

2.5.2 Property Management Fee. RAD shall pay to Manager an annual property management fee, of 4.0% of the monthly gross revenue generated by all of RAD's real estate assets. RAD shall pay the property management fee in arrears on a monthly basis with the arrear amount split into 12 equal payments.

2.6 Conflict of Interest. RAD acknowledges that Manager's principals will continue to manage other holding companies and REITs during the term of this Management Agreement. However, Manager shall not acquire any real estate for any other holding company or REIT for a period of 3 years after the date of this management Agreement.

2.7 Reports. Manager shall submit quarterly reports to RAD so that RAD's Board of Directors will stay informed of Manager's activities and performance. Manager shall submit the reports listed below. All such reports shall remain the trade secrets of Manager and RAD shall protect these trade secrets with the same level of care as it affords its own trade secrets. Any such report shall be subject to the confidential information requirements set forth in Section 4.1.

2.7.1 Report Due Dates. These reports will be due 30 days after the end of a quarter. A report is deemed submitted when delivered to a designated recipient as specified in Section 6.12.

2.7.2 Real Estate Report. In this Report the Manager shall detail all real estate currently held by RAD, which real estate holdings are currently under rehabilitation, and which real estate holdings are currently being leased as well as the length and amount of the lease.

2.7.3 Asset Report. In this report the Manager shall detail any non-real estate assets currently held by RAD.

2.8 Cooperation with Compliance Requirements. Manager shall use its commercially reasonable best efforts to help RAD comply with all applicable accounting rules and controls, auditing requirements, tax laws and regulations, and securities laws and regulations.

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3 REPRESENTATIONS AND WARRANTIES

3.1 RAD Representations and Warranties. RAD hereby represents and warrants to the Manager as follows:

3.1.1 RAD is a corporation duly formed, validly existing and in good standing under the laws of the State of Maryland. RAD has the power and authority under its organizational documents to own and operate its assets and to carry on its business as proposed to be conducted, to execute, deliver and perform this Management Agreement and any other document, agreement, certificate and instrument that may be contemplated hereby to which it is a party.

3.1.2 The execution and delivery by RAD of this Management Agreement and any other document, agreement, certificate and instrument that may be contemplated hereby to which it is a party, the performance by RAD of its obligations hereunder and thereunder have been duly authorized by all requisite corporate action on the part of RAD and will not violate any provision of law, any order of any court or other agency of government, the certificate of formation of RAD or any other organizational document of RAD.

3.1.3 This Management Agreement has been duly executed and delivered by RAD and constitutes the legal, valid and binding obligations of RAD, enforceable against RAD in accordance with its terms, except as the enforceability hereof may be limited by:

3.1.3.1 applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally; or

3.1.3.2 applicable equitable principles (whether considered in a proceeding at law or in equity).

3.2 Manager Representations and Warranties. The Manager hereby represents and warrants to RAD as follows:

3.2.1 The Manager is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. The Manager has the power and authority under its organizational documents to own and operate its assets and to carry on its business as proposed to be conducted, to execute, deliver and perform this Management Agreement and any other document, agreement, certificate and instrument that may be contemplated hereby to which it is a party.

3.2.2 The execution and delivery by the Manager of this Management Agreement and any other document, agreement, certificate and instrument that may be contemplated hereby to which it is a party, the performance by the Manager of its obligations hereunder and thereunder have been duly authorized by all requisite limited liability company action on the part of the Manager and will not violate any provision of law, any order of any court or other agency of government, the certificate of formation of the Manager or any other organizational document of the Manager.

3.2.3 This Management Agreement has been duly executed and delivered by the Manager and constitutes the legal, valid and binding obligations of the Manager, enforceable against the Manager in accordance with its terms, except as the enforceability hereof may be limited by:

3.2.3.1 applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally; or

3.2.3.2 applicable equitable principles (whether considered in a proceeding at law or in equity).

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4 CONFIDENTIAL INFORMATION

4.1 RAD acknowledges that the information and knowledge obtained in the course of its performance of the services in Section 2.1 et. seq. relating to the Manager's business (the "Confidential Information") are of a confidential nature. RAD shall, and shall ensure that its employees, use commercially reasonable efforts to take all actions necessary and appropriate to preserve the confidentiality of the Confidential Information and prevent:

4.1.1 the disclosure of the Confidential Information to any person other than employees of RAD who have a need to know of it in order to perform their duties hereunder; and

4.1.2 the use of the Confidential Information other than in connection with the performance of its duties hereunder.

4.2 Section 4.1 et seq. shall not apply to Confidential Information that:

4.2.1 has been disclosed to the public by the Manager;

4.2.2 otherwise entered the public domain through lawful means;

4.2.3 was or is disclosed to RAD by a third party and which to the knowledge of RAD, after investigation, is not subject to an obligation of confidentiality to Manager;

4.2.4 was known by RAD prior to its receipt from the Manager;

4.2.5 was developed by RAD independently of any disclosures previously made by the Manager; or

4.2.6 is required to be disclosed by RAD in connection with any judicial, administrative or other governmental proceeding involving the Manager, or RAD, or any of their affiliates or employees (whether or not such proceeding involves third parties) relating to the services in Section 2.1 et. seq. or this Management Agreement, provided that RAD first give written detailed notice thereof to the Manager as soon as possible prior to such disclosure, unless notice would be unlawful.

5 LIMITATION OF LIABILITY; INDEMNIFICATION

5.1 Limitation of Liability. Manager assumes no responsibility under this Management Agreement other than to render the services called for hereunder in good faith. Manager and its Affiliates, and any of their members, stockholders, managers, partners, personnel, officers, directors, employees, consultants, attorneys, accountants, auditors, and any person providing advisory or sub-advisory services to Manager, will not be liable to RAD or RAD's stockholders, partners or members for any acts or omissions by any such Person (including errors that may result from ordinary negligence, such as errors in the investment decision making process or in the trade process) performed in accordance with and pursuant to this Management Agreement, except by reason of acts or omission constituting bad faith, willful misconduct, gross negligence or reckless disregard of their respective duties under this Management Agreement, as determined by a final non-appealable order of a court of competent jurisdiction.

5.2 Manager Indemnification. The Manager shall, to the full extent lawful, reimburse, indemnify and hold harmless RAD, its Affiliates, and any of their members, stockholders, managers, partners, personnel, officers, directors, employees, consultants, attorneys, accountants, auditors,  and any person providing advisory or sub-advisory services to RAD (each, a "RAD Indemnified Party"), of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including reasonable attorneys' fees and amounts reasonably paid in settlement) (collectively "Losses") incurred by the RAD Indemnified Party in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Manager or its security holders) arising from any acts or omissions of such RAD Indemnified Party performed in good faith under this Management Agreement and not constituting bad faith, willful misconduct, gross negligence or reckless disregard of duties of such RAD Indemnified Party under this Management Agreement.

5.3 RAD Indemnification. RAD shall, to the full extent lawful, reimburse, indemnify and hold harmless the Manager, its Affiliates, and any of their members, stockholders, managers, partners, personnel, officers, directors, employees, consultants, attorneys, accountants, auditors, and any person providing advisory or sub-advisory services to RAD (each, a "Manager Indemnified Party" and, together with a RAD Indemnified Party, an "Indemnified Party"), of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including reasonable attorneys' fees and amounts reasonably paid in settlement) (collectively "Losses") incurred by the Manager Indemnified Party in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of RAD or its security holders) arising from any acts or omissions of such Manager Indemnified Party performed in good faith under this Management Agreement and not constituting bad faith, willful misconduct, gross negligence or reckless disregard of duties of such Manager Indemnified Party under this Management Agreement.

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5.4 Indemnification Notice. In case any such claim, suit, action or proceeding (a "Claim") is brought against any Indemnified Party in respect of which indemnification may be sought by such Indemnified Party pursuant hereto, the Indemnified Party shall give prompt written notice thereof to the indemnifying party; provided, however, that the failure of the Indemnified Party to so notify the indemnifying party shall not relieve the indemnifying party from any liability that it may have hereunder, except to the extent such failure actually materially prejudices the indemnifying party.

Upon receipt of such notice of Claim (together with such documents and information from such Indemnified Party), the indemnifying party shall, at its sole cost and expense, in good faith defend any such Claim with counsel reasonably satisfactory to such Indemnified Party. The Indemnified Party will be entitled to participate but, subject to the next sentence, not control, the defense of any such action, with its own counsel and at its own expense. Such Indemnified Party may elect to conduct the defense of the Claim, if:

5.4.1 such Indemnified Party reasonably determines that the conduct of its defense by the indemnifying party could be materially prejudicial to its interests,

5.4.2 the indemnifying party refuses to assume such defense (or fails to give written notice to the Indemnified Party within ten (10) days of receipt of a notice of Claim that the indemnifying party assumes such defense), or

5.4.3 the indemnifying party shall have failed, in such Indemnified Party's reasonable judgment, to defend the Claim in good faith.

5.5 Settlement of Indemnified Claim. The indemnifying party may settle any Claim against such Indemnified Party without such Indemnified Party's consent, provided, that:

5.5.1 such settlement is without any Losses whatsoever to such Indemnified Party,

5.5.2 the settlement does not include or require any admission of liability or culpability by such Indemnified Party, and

5.5.3 the indemnifying party obtains an effective written release of liability for such Indemnified Party from the party to the Claim with whom such settlement is being made, which release must be reasonably acceptable to such Indemnified Party, and a dismissal with prejudice with respect to all claims made by the party against such Indemnified Party in connection with such Claim.

5.6 Cooperation. The applicable Indemnified Party shall reasonably cooperate with the indemnifying party, at the indemnifying party's sole cost and expense, in connection with the defense or settlement of any Claim in accordance with the terms hereof. If such Indemnified Party is entitled pursuant to this Section 5 to elect to defend such Claim by counsel of its own choosing and so elects, then the indemnifying party shall be responsible for any good faith settlement of such Claim entered into by such Indemnified Party. Except as provided in the immediately preceding sentence, no Indemnified Party may pay or settle any Claim and seek reimbursement therefor under this Section 5.

5.7 No Fiduciary Duties. The Manager acknowledges that the duties owed by RAD to the Manager are contractual in nature and governed by the terms of this Management Agreement and that RAD shall owe no fiduciary duties to the Manager or its members.

5.8 Survival. The provisions of this Section 5 shall survive the expiration or earlier termination of this Management Agreement.

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6 FORM OF AGREEMENT
6.1 Effective Date. This Management Agreement is entered into by the Parties and is effective as of the last date of signing of this Management Agreement by the Parties.

6.2 Entire Agreement. The Parties expressly understand and agree that this instrument contains the entire agreement between the Parties with respect to the subject matter of this Management Agreement and that all prior representations, warranties, or agreements relating to this subject matter have been merged into this instrument and are thus superseded in totality by this Management Agreement. This Management Agreement may be amended only by a written instrument signed by the duly authorized representatives of both Parties.

6.3 No Waiver. A waiver by any Party of a breach or default of this Management Agreement by any other Party shall not be construed or deemed to be a waiver of any other or concurrent or succeeding breach or default of this Management Agreement by the other Party or any other Party. No waiver of a condition in or under this Management Agreement shall be valid unless set forth expressly in a writing signed by the Party making the waiver and for whose benefit the condition or obligation exists.

6.4 Successors and Assigns. Neither this Management Agreement nor any of the rights, interests or obligations hereunder shall be assignable or transferable by any party without the prior written consent of the other parties hereto, and any such unauthorized assignment or transfer will be void. This Management Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

6.5 Severability. The Parties agree that if any part, term, or provision of this Management Agreement shall be found illegal, in conflict with any valid controlling law, or otherwise unenforceable, the validity of the remaining provisions shall not be affected thereby.

6.6 Survivability. All obligations under this Management Agreement, as executed by the Parties, shall continue according to the terms set forth herein.

6.7 Headings. The headings for the Sections set forth in this Management Agreement are strictly for the convenience of the Parties hereto and shall not be used in any way to restrict the meaning or interpretation of the substantive language of this Management Agreement.

6.8 Counterparts. This Management Agreement may be executed in separate counterparts, each of which so executed and delivered shall constitute an original, but all such counterparts shall together constitute one and the same instrument. Any such counterpart may comprise one or more duplicates or duplicate signature pages, any of which may be executed by less than all of the Parties, provided that each Party executes at least one such duplicate or duplicate signature page.

6.9 Images of Original. The Parties stipulate that a photo static copy, a scanned image or an image received by facsimile or by email of any executed original shall be admissible in evidence for all purposes in any proceeding as between the Parties.

6.10 Authority to Sign. Those signing this Management Agreement represent and warrant that they are authorized to execute this Management Agreement, in the case of the Company, in a representative capacity, and, in the case of Manager, in a representative capacity.

6.11 Confidentiality. The Parties agree to maintain the terms of this Management Agreement in strict confidence.

6.12 Notice. Any notice required to be given under this Management Agreement shall be effective upon mailing by United States Postal Service, Express Mail and shall be directed to a Party as follows:

If to RAD:
Brandon Dutch Mendenhall
4115 West Spruce Street
Tampa, Florida 91730

If to Manager:
Brandon Dutch Mendenhall
4115 West Spruce Street
Tampa, Florida 91730

with a copy that does not constitute notice to:
Puritan Law
500 N. State College Blvd., Suite 1100
Orange, CA 92868

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7 LAW AND FORUM
7.1 Governing Law. This Management Agreement, and the rights and liabilities of the Parties with respect to this Management Agreement and its subject matter, shall be governed by the laws of the State of California.

7.2 Forum. Any dispute arising out of or relating to this Management Agreement shall be heard in the United States federal courts, initially in the U.S. District Court for the Central District of California. If the federal court cannot acquire jurisdiction, then any dispute shall only be resolved by the courts of the State of California, initially in Orange County.

IN WITNESS WHEREOF, each of the parties hereto has executed this Management Agreement,
FOR RAD Diversified REIT, Inc.
WITNESS my hand and signature on this ______________________________

By:_____________________________________________
Brandon Dutch Mendenhall
Its: President

FOR RAD Management, LLC
WITNESS my hand and signature on this ______________________________

By:_____________________________________________
Brandon Dutch Mendenhall
Its: Authorized Managing-Member

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